Exhibit 99.1

Royal Gold Reports Record Revenue and
Free Cash Flow for Second Quarter Fiscal 2011

•	Record royalty revenue of $56.3 million, a 62% increase year-over-year

•	Record free cash flow[1] of $48.9 million represented 87% of total revenue, a 71% increase year-over-year

•	Net income rose 90% year-over-year to $18.3 million, or $0.33 per basic share

DENVER, COLORADO. FEBRUARY 3, 2011: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced net income attributable to Royal Gold stockholders of $18.3 million, or $0.33 per basic share, on record royalty revenue of $56.3 million for the second quarter of fiscal 2011.  This compares to net income attributable to Royal Gold stockholders for the second quarter of fiscal 2010 of $9.6 million, or $0.24 per basic share, on royalty revenue of $34.7 million.

For the six-month period ended December 31, 2010, royalty revenue was $101.7 million and net income attributable to Royal Gold stockholders was $30.1 million, or $0.55 per basic share. This compares to royalty revenue of $60.9 million and net income attributable to Royal Gold stockholders of $16.7 million, or $0.41 per basic share, for the six-month period ended December 31, 2009.

Free cash flow1 for the quarter was a record $48.9 million, representing 87% of revenues, which was an increase of 71% compared to free cash flow of $28.6 million or 82% of revenues for the comparable prior year quarter.

The 62% increase in quarterly revenue was largely driven by new production from Andacollo and Voisey’s Bay, production increases at Peñasquito, and higher average gold and other metal prices.  The increase in revenue was partially offset by lower production at Cortez and Leeville, when compared to the second quarter of fiscal 2010, and a reduced royalty rate at Taparko.  The average price of gold for the second fiscal quarter was $1,367 per ounce compared with $1,100 per ounce for the comparable period, representing a 24% increase.

[1]
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation depletion and amortization, non-cash charges and impairment of mining assets, if any, less non-controlling interests in operating income from consolidated subsidiary (see, Schedule A).

As of December 31, 2010, the Company had a working capital surplus of $90.4 million.  Current assets were $128.4 million (including $71.4 million in cash and equivalents), compared to current liabilities of $38.0 million, resulting in a current ratio of 3 to 1.  Total debt outstanding under the Company’s credit facilities was $225.5 million, as of December 31, 2010.

Tony Jensen, President and CEO, commented, “Our record second quarter results reflect the resiliency of our diversified portfolio in helping us achieve another strong quarter of cumulative production gains.  We more than made up for the reduced royalty rate at Taparko with new year-over-year revenue additions from Andacollo and the IRC portfolio, and increased production at Peñasquito.  We look forward to the commencement of revenue at Wolverine and Holt during the fiscal third quarter and the start of production at Canadian Malartic during the fiscal fourth quarter of 2011.”

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended December 31, 2010 are listed below:

Andacollo - Production ramp-up continued resulting in a 25% increase in quarter-over quarter production.  Andacollo is expected to achieve its first full three-month period of near full production for the quarter ending March 2011.

Voisey’s Bay - Vale recently announced the ratification of a new five-year collective agreement with their employees, marking the end of the worker strike which began on
August 1, 2009.  Royalty revenue increased substantially from the prior quarter as production and concentrate shipments increased with the help of replacement workers.

Peñasquito - Goldcorp announced a production forecast of 350,000 ounces of gold for calendar 2011 almost doubling prior year guidance, and reiterated that Peñasquito will reach full processing capacity of 130,000 tonnes per day by March 31, 2011.

Siguiri - As previously guided, the Company reached the $12.0 million cap and we recognized our final royalty payment during the quarter.

Robinson - As planned, transition from the Veteran Pit to the Ruth Pit was completed during the quarter.  Production at Robinson was lower during the period due to severe weather and grade variability.  Quadra reported that they expect calendar 2011 copper production to range between 105 and 120 million pounds, and gold production to range between 45,000 and 50,000 ounces.

Mulatos - Alamos reported strong fourth calendar quarter production due to the stacking of ore directly on the liner.  Construction of a high grade mill is planned to begin in the second quarter of calendar 2011 with expected completion in the fourth quarter.  Alamos announced estimated gold production between 160,000 to 175,000 ounces for calendar 2011.

Dolores - Minefinders reported successful commissioning of the Phase 2 leach pad.  Production volumes have steady increased during the fourth quarter and Minefinders anticipates improved gold and silver production in calendar 2011.

Las Cruces - Ramp-up towards full production continued during the quarter.  Inmet plans to continue with plant modifications and announced that it expects to increase copper production to 110 million pounds in calendar 2011.

Wolverine - Major site construction, which included the industrial complex and tailings facility, was completed.  The mill processing facility was commissioned and Yukon Zinc expects to increase production to design capacity during calendar 2011.

Holt - St Andrew Goldfields continued development and pre-production activities during the quarter, and expects full production from Holt early in calendar 2011.  Oral arguments related to the dispute over the payor of the royalty are scheduled to be heard on March 28, 2011.

Canadian Malartic - Osisko reports that production is scheduled to begin in the second quarter of 2011.

RECENT DEVELOPMENTS

Mt. Milligan

During the quarter ended December 31, 2010, Royal Gold announced the completion of the Mt. Milligan gold stream transaction in which Royal Gold acquired the right to 25% of the payable gold produced from the Mt. Milligan copper-gold project in British Columbia.  Total consideration for the transaction was $226.5 million paid in conjunction with the closing of Thompson Creek Metal’s acquisition of Terrane Metals and an additional $85.0 million to be paid during the construction period of the Mt. Milligan project subject to certain conditions.  In addition, Royal Gold will pay Thompson Creek a cash payment equal to the lesser of $400 or the prevailing market price for each payable ounce of gold until 550,000 ounces have been delivered to Royal Gold and the lesser of $450 or the prevailing market price for each additional ounce thereafter.  A winter work program has been implemented and project development is on schedule.

Pascua-Lama

Also during the quarter, Royal Gold announced that it closed the transactions for additional gold royalty interests on the Pascua-Lama project, owned and operated by Barrick Gold.  Royal Gold’s total interest is now a 5.23% net smelter return sliding-scale royalty, at gold prices at or above $800 per ounce.  The transactions also included a 0.20% fixed-rate copper royalty which takes effect after January 1, 2017, increasing Royal Gold’s total copper royalty interest to 1.05%.  Barrick reports that development work is proceeding well, with detailed engineering and procurement over 90% complete.

Second quarter fiscal 2011 production and revenue for the Company’s principal royalty interests are shown in Table 1.  For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s current portfolio consists of 187 properties on six continents, including interests on 33 producing mines and 24 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management’s conference call reviewing the second quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #36528572.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the resiliency of our diversified portfolio, the commencement of revenue from Wolverine and Holt, the start of production at Canadian Malartic, design, production or processing capacity at Andacollo, Peñasquito, Robinson, Mulatos, Dolores and Wolverine, production levels at Voisey’s Bay, Robinson, Dolores and Las Cruces, and mine development at Pascua-Lama.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits, changes in operator’s project parameters as plans continue to be refined, economic and market conditions, possible liquidity and production problems at the Company’s royalty properties, buy-down rights at Canadian Malartic, litigation, the ability of the various operators to bring projects into production as expected, and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less non-controlling interests in operating income of consolidated subsidiaries.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1
Quarter Ended December 31, 2010
Royalty Production and Revenue for Principal Royalty Interests

				THREE MONTHS ENDED DECEMBER 31, 2010		THREE MONTHS ENDED DECEMBER 31, 2009
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Andacollo	75% NSR [2]	Teck	Gold	11.3	11,087 oz.	- [2]	- [2]

Voisey’s Bay [3]	2.7% NSR	Vale	Nickel Copper	8.1	22.5M lbs. 39.6M lbs.	- [4]	- [4]

Cortez	GSR1 and GSR2 [5] GSR3 [5] NVR1 [5]	Barrick	Gold	7.6	89,445 oz.	8.9	124,973 oz.

Peñasquito [3]	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	5.8	54,775 oz. 5.1M oz. 38.3M lbs. 58.1M lbs.	1.1	28,120 oz. 1.2M oz.

Robinson [3]	3.0% NSR	Quadra	Gold Copper	3.5	12,655 oz. 24.7M lbs.	3.6	24,057 oz. 31.7M lbs.

Mulatos	1.0 - 5.0% NSR [6]	Alamos	Gold	3.0	47,834 oz.	2.4	43,928 oz.

Leeville	1.8% NSR	Newmont	Gold	2.6	105,998 oz.	3.0	150,328 oz.

Taparko	TB-GSR3	High River	Gold	1.0	36,151 oz.	8.9 [7]	32,202 oz. [7]

Las Cruces [3]	1.5% NSR	Inmet	Copper	1.0	16.7M lbs.	- [4]	- [4]

Dolores	3.25% NSR 2.0% NSR	Minefinders	Gold Silver	0.9	13,741 oz. 0.5M oz.	0.4	19,305 oz. 349,248 oz.

Gwalia Deeps	1.5% NSR	St Barbara	Gold	0.6	28,049 oz.	- [4]	- [4]

Other Royalty Properties [8]	-	-	Various	10.9	-	6.4	-

Total Royalty Revenue				56.3		34.7

See footnotes on page 7.

FOOTNOTES

[1]
Reported production relates to the amount of metal sales that are subject to our royalty interests for the three months ended December 31, 2010 and December 31, 2009, as reported to us by the operators of the mines.

[2]	The royalty rate is 75% of payable gold until 910,000 payable ounces of gold have been sold; 50% thereafter. Revenue commenced in May 2010. Gold is produced as a by-product of copper.

[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

[4]	These royalty interests were acquired in February 2010 as part of the IRC transaction.

[5]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

[6]	The Company’s sliding-scale royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 658,000 ounces of cumulative production as of December 31, 2010.

[7]
Taparko royalty paid at the TB-GSR1 royalty rate of 15% in addition to the TB-GSR2 royalty rate, calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce (with a 10% cap).  These two royalties ceased when payments totaling $35 million were received in October 2010 and the 2.0% TB-GSR3 royalty went into effect.

[8]
“Other” includes all of the Company’s non-principal producing royalties for the three months ended December 31, 2010 and 2009.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	December 31,	June 30,
	2010	2010
ASSETS
Cash and equivalents	$71,409	$324,846
Royalty receivables	52,869	40,363
Income tax receivable	2,147	3,432
Prepaid expenses and other current assets	1,962	2,627
Total current assets	128,387	371,268

Royalty interests in mineral properties, net	1,715,477	1,467,983
Other assets	19,760	22,082
Total assets	$1,863,624	$1,861,333

LIABILITIES
Current portion of long-term debt	$26,000	$26,000
Accounts payable	2,624	2,367
Dividends payable	6,087	4,970
Other current liabilities	3,243	2,437
Total current liabilities	37,954	35,774

Long-term debt	199,500	222,500
Net deferred tax liabilities	151,375	152,583
Other long-term liabilities	19,754	16,928
Total liabilities	408,583	427,785

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 53,470,710 and 53,324,171 shares outstanding, respectively	535	534
Exchangeable shares, no par value, 1,806,649 shares issued, less 206,425 and 176,540 redeemed shares, respectively	70,426	71,741
Additional paid-in capital	1,285,296	1,284,087
Accumulated other comprehensive income (loss)	117	(34)
Accumulated earnings	70,935	51,862
Treasury stock, at cost (0 and 96,675 shares, respectively)	-	(4,474)
Total Royal Gold stockholders’ equity	1,427,309	1,403,716
Non-controlling interests	27,732	29,832
Total equity	1,455,041	1,433,548
Total liabilities and equity	$1,863,624	$1,861,333

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Three Months Ended
	December 31,	December 31,
	2010	2009
Royalty revenues	$56,316	$34,740

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	3,949	1,638
General and administrative	3,930	2,972
Exploration and business development	827	2,828
Depreciation, depletion and amortization	16,006	12,101
Total costs and expenses	24,712	19,539

Operating income	31,604	15,201

Interest and other income	2,285	150
Interest and other expense	(1,797)	(166)
Income before income taxes	32,092	15,185

Income tax expense	(11,374)	(4,833)
Net income	20,718	10,352
Net income attributable to non-controlling interests	(2,406)	(737)
Net income attributable to Royal Gold stockholders	$18,312	$9,615

Net income	$20,718	$10,352
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	145	94
Comprehensive income	20,863	10,446
Comprehensive income attributable to non-controlling interests	(2,406)	(737)
Comprehensive income attributable to Royal Gold stockholders	$18,457	$9,709

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.33	$0.24
Basic weighted average shares outstanding	55,043,160	40,578,426
Diluted earnings per share	$0.33	$0.23
Diluted weighted average shares outstanding	55,308,709	40,962,137
Cash dividends declared per common share	$0.11	$0.09

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Six Months Ended
	December 31,	December 31,
	2010	2009
Royalty revenues	$101,654	$60,853

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	5,140	2,839
General and administrative	7,654	5,167
Exploration and business development	1,514	3,713
Depreciation, depletion and amortization	34,930	23,179
Total costs and expenses	49,238	34,898

Operating income	52,416	25,955

Interest and other income	3,708	1,903
Interest and other expense	(4,102)	(521)
Income before income taxes	52,022	27,337

Income tax expense	(18,301)	(7,864)
Net income	33,721	19,473
Net income attributable to non-controlling interests	(3,577)	(2,733)
Net income attributable to Royal Gold stockholders	$30,144	$16,740

Net income	$33,721	$19,473
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	152	147
Comprehensive income	33,873	19,620
Comprehensive income attributable to non-controlling interests	(3,577)	(2,733)
Comprehensive income attributable to Royal Gold stockholders	$30,296	$16,887

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.55	$0.41
Basic weighted average shares outstanding	55,014,930	40,540,283
Diluted earnings per share	$0.55	$0.41
Diluted weighted average shares outstanding	55,279,193	40,942,564
Cash dividends declared per common share	$0.20	$0.17

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	For The Six Months Ended
	December 31,	December 31,
	2010	2009
Cash flows from operating activities:
Net income	$33,721	$19,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	34,930	23,179
Gain on distribution to non-controlling interest	(2,709)	(1,742)
Deferred tax benefit	(1,208)	(1,446)
Non-cash stock-based compensation expense	3,207	3,087
Tax benefit of stock-based compensation exercises	(952)	(739)
Changes in assets and liabilities:
Royalty receivables	(12,505)	(13,416)
Prepaid expenses and other assets	1,631	634
Accounts payable	(301)	1,417
Income taxes payable (receivable)	2,237	(2,007)
Other liabilities	3,303	(557)
Net cash provided by operating activities	$61,354	$27,883

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(279,500)	-
Change in restricted cash - compensating balance	-	19,250
Proceeds on sale of Inventory - restricted	4,260	3,108
Deferred acquisition costs	(2,057)	(343)
Other	(96)	(81)
Net cash (used in) provided by investing activities	$(277,393)	$21,934

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	952	739
(Prepayment of) borrowings under Chilean loan facility	-	(19,250)
Repayment of debt	(23,000)	-
Common stock dividends	(9,953)	(6,522)
Proceeds from issuance of common stock	-	594
Distribution to non-controlling interests	(5,123)	(3,108)
Other	(274)	1
Net cash (used in) financing activities	$(37,398)	$(27,546)
Net increase (decrease) in cash and equivalents	(253,437)	22,271
Cash and equivalents at beginning of period	324,846	294,566
Cash and equivalents at end of period	$71,409	$316,837

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends, and to service the Company’s debt obligations.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

Royal Gold, Inc.
Free Cash Flow Reconciliation

	For The Three Months Ended
	December 31,
	(Unaudited, in thousands)
	2010	2009

Operating income	$31,604	$15,201
Depreciation, depletion and amortization	16,006	12,101
Non-cash employee stock compensation	1,923	1,937
Non-controlling interests in operating income of consolidated subsidiaries	(609)	(611)
Free cash flow	$48,924	$28,628

	For The Six Months Ended
	December 31,
	(Unaudited, in thousands)
	2010	2009

Operating income	$52,416	$25,955
Depreciation, depletion and amortization	34,930	23,179
Non-cash employee stock compensation	3,207	3,087
Non-controlling interests in operating income of consolidated subsidiaries	(868)	(991)
Free cash flow	$89,685	$51,230